Onvia, Inc. 2011 Management Incentive Plan
Participants	Executive Officers of Onvia, Inc., other than Sales Executives
Objectives	• Achieve corporate performance that most reflect stockholder interests • Drive and reward unified performance across executive team • Focus on building trend for long-term, profitable growth
Key Achievement Metrics	Achievement of Board defined goals including without limitation Bookings, Net Income, EBITDA and cash flow.
Bonus Target	Between 22% - 80% of Base Salary for Participants
Overachievement	If the Company’s performance against the Key Achievement Metrics exceeds the target goals established by the Board, the Board has established accelerators to modify the Participants’ award levels.
Terms of Funding and Payment

• If the Company’s performance falls below the Key Achievement Metrics floor established by the Board, the bonus pool shall not be funded.
• Bonus pool to be funded and targets paid upon certification by the Compensation Committee of metrics achieved by the Company.